UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

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[ ] Soliciting Material Pursuant to Section 240.14a-12

IVAX Diagnostics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IVAX Diagnostics, Inc.
2140 North Miami Avenue
Miami, Florida 33127

PLEASE VOTE YOUR PROXY TODAY!

May 31, 2011

Dear Stockholder:

The 2011 Annual Meeting of Stockholders of IVAX Diagnostics is only a short time away! In order for your vote to be counted, please take the time to cast your vote TODAY. You can vote via the Internet, telephone or by mail. The voting process is simple and instructions can be found on the enclosed Proxy Card. As a reminder, our ability to continue as a going concern is dependent upon receiving additional funds as outlined in the proxy materials that were previously mailed to you. If Proposals #1 and #3 are not approved at the Annual Meeting on June 10, 2011, then we may be required to curtail or reduce our operations and our Company may not be able to survive and, in which case, your investment in IVAX Diagnostics may be lost.

Our proxy solicitor, Georgeson Inc., has been unable to contact you. You may be eligible to cast your votes immediately by calling Georgeson at 1-866-297-1410, or you may vote via the Internet by following the directions on the enclosed Proxy Card. Please take the time to cast your vote TODAY.

We ask that you vote “FOR” all of the proposals to be considered at the Annual Meeting, as recommended by our Board of Directors.

If you have recently mailed your Proxy Card (or voted by telephone or Internet) or provided voting instructions to your broker, bank or other nominee, then please accept my sincere appreciation and disregard this request.

We appreciate your time and consideration and your continued support of our Company.

Sincerely,

Kevin D. Clark,
President, Chief Executive Officer
and Chief Operating Officer